Exhibit 99.1
For Immediate Release — November 1, 2007
Telular Corporation Reports Strong Fourth Quarter and Fiscal
Year 2007 Results
•	Fourth Quarter 2007 Results Driven by Telguard Sales Increasing 71% Year-Over-Year

•	Company Reports Fourth Quarter 2007 Net Income from Continuing Operations of $3.7 Million

•	Company Delivers Fiscal Year 2007 Cash Flow from Operations of $7.2 Million

•	Mike Boyle, President and Chief Executive Officer of Telular, to Retire
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation reported revenue from continuing operations of $26.4 million for the fourth quarter ended September 30, 2007, an increase of 64% compared to $16.0 million for the same period last year and up 60% from $16.5 million in the third quarter of 2007. The Company reported a fourth quarter income from continuing operations of $3.7 million or $0.19 per share. This compares to approximately breakeven income reported in the same period last year and income of $1.4 million in the third quarter of 2007.
Fourth quarter 2007 Telguard® products and service revenues increased 71% to $20.7 million from $12.1 million reported in the same period last year and grew 66% from the third quarter of 2007. Telguard product sales increased 76% over the prior year period to $15.9 million while Telguard service revenues increased 55% from the prior year period to $4.9 million. Terminal sales grew 44% from the prior year period to $5.6 million and were up 41% from the third quarter of 2007.
“We were pleased in the fourth quarter to report Telguard product revenues that exceeded our positively revised forecast given early in the quarter, growing 99% sequentially,” explained Michael Boyle, president and chief executive officer of Telular Corporation. “Our results offer clear evidence that we have successfully transitioned the business to focus on our Telguard unit - reporting very robust Telguard product sales and strong product margins. Importantly, in the fourth quarter we sold over 100,000 cellular alarm communicators and activated over 71,000 new subscribers to our digital service network; driving a 54% year-over-year increase in services revenues and continuing to generate a steady recurring revenue stream for the future.
“While we are very excited about the demand we are experiencing for new placements of digital cellular communicators and for analog to digital upgrades, the Telguard business will be difficult to forecast over the next several quarters. In the fourth quarter, demand for Telguard was very strong, partially fueled by the approaching FCC sunset date for analog spectrum. The gap between our unit sales and our service activations suggests that the security alarm companies were challenged to facilitate the installation of so many of our devices in a concentrated period of time,” explained Mr. Boyle.

“Cash flow from operations for the fiscal year 2007 of $7.2 million compares to cash used from operations of $17.7 million during the previous year,” stated Joe Beatty, chief financial officer of Telular Corporation. “We continue to focus on the higher margin, fast-growing Telguard and Terminals markets while streamlining our operations to improve efficiency. We remain committed to driving revenue growth and increasing profitability over the long-term,” concluded Mr. Beatty.
For fiscal year 2007, the Company reported revenue from continuing operations of $74.5 million, compared to $45.7 million for the same period last year. The Company reported income from continuing operations of $5.6 million, or $0.31 per share, for fiscal year 2007, compared to a loss of $0.6 million, or $0.04 per share, for the same period last year.
“The revenue growth in our Telguard business is being complemented by double-digit, year-over-year increases in sales of our wireless terminals,” stated Michael Boyle. “During the year, we launched new advanced products and continued to strengthen our partnerships with leading security companies and to expand our sales channels. Our progress led to fiscal 2007 consolidated revenue growth of 63% over the prior year and positions us well to pursue new market opportunities in 2008.”
Also reported today, Michael Boyle, president and chief executive officer of Telular announced that he plans to retire. Mr. Boyle will remain in his current role until the Company has identified and retained a successor.
“Mike has played an instrumental role in the transformation of Telular, as we achieved success capitalizing on a new strategy and strengthened our overall operating performance,” stated John E. Berndt, chairman of the board of Telular. “We thank Mike for his many contributions, wish him well in his future endeavors and look forward to working with him until his successor is on board. Given his decision to retire, we have initiated a search for Mike’s successor that will consider both internal and external candidates. I am confident that we will retain a strong and experienced executive to lead the business forward.”
“I have enjoyed my time at Telular and am very optimistic about the Company’s future opportunities in the market. This event is bittersweet. I feel fortunate to have worked with such a talented team of professionals and will miss the energy they have provided me; at the same time I am excited about entering a new phase in my life,” concluded Mr. Boyle.
Mr. Boyle also reported today that he will be selling approximately 183,000 shares of Telular common stock. The sales will be reported to the public, as required, using SEC Form 4.
“I remain fully committed to the continued high performance of Telular. My stock sales in the near-term reflect the need to rebalance my overall financial portfolio and estate planning measures based on advice from my financial advisors,” explained Mr. Boyle.

Investor Conference Call
Telular’s quarterly conference call will be held today at 10:00 A.M. Central Time. To participate on the teleconference from the United States and Canada dial 800-240-2134 (International dial 303-262-2143). You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations)
About Telular
Telular Corporation is a leader in the design and manufacturing of wireless products. Telular’s proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. The Company’s product lines incorporate the latest CDMA and GSM cellular standards and are marketed worldwide. Headquartered in Chicago, Illinois, Telular has regional sales offices in Atlanta and Miami. For further company information, visit Telular at http://www.telular.com.
Source: Telular Corporation
Contact: Brinlea Johnson
The Blueshirt Group
Investor Relations for Telular Corporation
Phone: 415-489-2189
E-mail: brinlea@blueshirtgroup.com
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2006. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	September 30,	September 30,
	2007	2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$10,254	$6,799
Restricted cash	340	—
Trade receivables, net	19,812	11,219
Inventories, net	3,500	2,546
Prepaid expenses and other current assets	107	153
Assets of discontinued operations	17,870	33,415

Total current assets	51,883	54,132

Property and equipment, net	1,391	1,334
Other assets	2,334	2,471

Total assets	$55,608	$57,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$13,980	$13,013
Liabilities of discontinued operations	3,262	6,112
Total stockholders’ equity *	38,366	38,812

Total liabilities and stockholders’ equity	$55,608	$57,937

* At September 30, 2007, 18,524,039 shares were outstanding
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

	Twelve Months Ended September 30,
	2007	2006
	(Unaudited)

Net cash provided from (used) in operating activities	$7,162	$(17,667)

Net cash provided from (used in) investing activities	(1,217)	11,100

Subtotal net cash provided (used) before financing activities	$5,945	$(6,567)

Net cash provided by (used in) financing activities	(2,490)	3,343

Net increase (decrease) in cash and cash equivalents	$3,455	$(3,224)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006

Revenues:
Net product sales	$21,496	$12,913	$57,136	$34,562
Service revenue	4,856	3,129	17,371	11,144

Total revenue	26,352	16,042	74,507	45,706

Cost of sales:
Net product cost of sales	14,829	9,673	39,807	25,395
Service cost of sales	2,422	1,622	9,169	5,937

Total cost of sales	17,251	11,295	48,976	31,332

Gross margin	9,101	4,747	25,531	14,374

Engineering and development expenses	1,871	1,310	6,930	3,935
Selling and marketing expenses	1,868	1,836	7,406	5,686
General and administrative expenses	1,620	1,607	5,597	5,770

Total operating costs	5,359	4,753	19,933	15,391

Income (loss) from operations	3,742	(6)	5,598	(1,017)

Other income (expense), net	(44)	63	27	373

Net income (loss) from cont. ops. before income taxes	3,698	57	5,625	(644)
Provision for income taxes	—	—	—	—

Net income (loss) from continuing operations	3,698	57	5,625	(644)

Loss from discontinued operations	(2,160)	(2,245)	(7,571)	(11,174)

Net income (loss)	$1,538	$(2,188)	$(1,946)	$(11,818)

Net income (loss) per common share:
Basic
Continuing operations	$0.20	$—	$0.31	$(0.04)
Discontinued operations	$(0.12)	$(0.12)	$(0.42)	$(0.66)

Net income (loss)	$0.08	$(0.12)	$(0.11)	$(0.70)

Diluted
Continuing operations	$0.19	$—	$0.31	$(0.04)
Discontinued operations	$(0.11)	$(0.12)	$(0.42)	$(0.66)

Net income (loss)	$0.08	$(0.12)	$(0.11)	$(0.70)

Weighted average number of common shares outstanding:
Basic	18,401,254	18,066,411	18,211,553	16,903,487
Diluted	19,576,772	18,066,411	18,211,553	16,903,487